Exhibit 99.1

Frontdoor Announces Second-Quarter 2022 Revenue Increased 5 percent to $487 Million;

Outlook Reflects Challenging Macroeconomic Environment and Claims Cost Inflation;

Focused on Improving Execution and Rebuilding the Core Home Service Plan Business

MEMPHIS, TENN. — August 4, 2022 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced second-quarter 2022 results.

Financial Results
	Three Months Ended June 30,
$ millions (except as noted)	2022	2021	Change
Revenue	$487	$462	5%
Gross Profit	211	242	(13)%
Net Income	33	40	(18)%
Diluted Earnings per Share	0.40	0.47	(14)%
Adjusted Net Income(1)	44	65	(33)%
Adjusted Diluted Earnings per Share(1)	0.53	0.76	(30)%
Adjusted EBITDA(1)	77	114	(32)%
Home Service Plans (number in millions)	2.17	2.24	(3)%

Second-Quarter 2022 Summary

•

Revenue increased 5% to $487 million; double-digit revenue growth in the renewal and direct-to-consumer channels was partly offset by a 26 percent decline in real estate channel revenue due to the historically challenging real estate market environment, driven primarily by extremely low home inventory

•

Gross profit margin of 43% reflects an approximately 23% increase in the cost per service request as a result of a deteriorating macroeconomic environment, a rapid acceleration of contractor-related inflation and higher parts and equipment costs

•	Net income of $33 million

•	Adjusted EBITDA of $77 million

•	Completed $19 million of share repurchases

Updated Full-Year 2022 Outlook

•	Revenue range updated to $1.63 billion to $1.65 billion

•	Gross margin range updated to 41% to 42%

•	Adjusted EBITDA(2) range updated to $170 million to $190 million

“While I am not pleased with our full-year outlook, I am convinced Frontdoor will emerge stronger as a result of the improvements we are making to the business and as the challenging macroeconomic environment subsides over time,” said Chairman and Chief Executive Officer Bill Cobb. “In the near-term, we are moving quickly to improve execution and reduce our cost structure. Longer-term, we remain extremely confident in the underlying business fundamentals given the enormous demand for home services, the need for digital transformation, the emergence of on-demand services and opportunities to enhance our marketing, sales and product initiatives.”

“Frontdoor’s financial performance continues to be impacted by a significant increase in claims cost inflation and a historically challenging real estate market,” said Chief Financial Officer Brian Turcotte. “Our cost per service request has increased by approximately 23 percent over the prior year period. While we believe that commodity-driven inflation pressure is beginning to moderate, we will continue to take actions to better contain service request costs and improve margins through price increases, process improvements, expanding our strategic sourcing initiatives and reducing SG&A expenses. I am convinced that these are the right actions to take in this environment.”

Second-Quarter 2022 Results

Revenue by Major Customer Channel
	Three Months Ended June 30,
$ millions	2022	2021	Change
Renewals	$347	$316	10%
Real estate (First-Year)	57	77	(26)%
Direct-to-consumer (First-Year)	66	57	15%
Other	18	13	43%

Total	$487	$462	5%

Second-quarter 2022 revenue increased five percent over the prior year period to $487 million. Renewal revenue increased 10 percent, primarily due to growth in the number of renewed home service plans and improved price realization. First-year real estate revenue decreased 26 percent, reflecting a continued decline in the number of home service plans as a result of the historically challenging real estate market environment, driven, in part, by extremely low home inventory levels. First-year direct-to-consumer revenue increased 15 percent due to improved price realization and a mix shift to higher priced products. The increase in other revenue was primarily driven by ProConnect.

Second-quarter 2022 net income was $33 million, or diluted earnings per share of $0.40, which includes a non-cash impairment charge of $11 million related to our Memphis headquarters facility operating lease right-of-use asset and leasehold improvements. The impairment was the result of vacating the facility with the intent to sublease.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions
Three Months Ended June 30, 2021	$114
Impact of change in revenue(3)	23
Contract claims costs(4)	(53)
Sales and marketing costs	(6)
General and administrative costs	(1)

Three Months Ended June 30, 2022	$77

Second-Quarter 2022 Adjusted EBITDA of $77 million was $37 million lower than the prior year period as a result of the following factors:

•	$23 million benefit from higher revenue conversion(3);

•

$53 million of higher contract claims costs(4), excluding the impact of claims costs related to the change in revenue. The increase over the prior year period was driven by an acceleration of inflationary cost pressures, including rising contractor-related expenses and higher parts and equipment costs. Second quarter claims costs were also impacted by the extremely hot weather across the country. In addition, contract claims costs for the second quarter of 2022 include a $7 million unfavorable adjustment related to the adverse development of prior period claims;

•	$6 million of increased sales and marketing costs, primarily related to investments in the direct-to-consumer channel and ProConnect; and

•	$1 million of higher general and administrative costs due to increased professional fees.

Cash Flow

	Six Months Ended June 30,
$ millions	2022	2021
Net cash provided from (used for):
Operating Activities	$94	$119
Investing Activities	(19)	(15)
Financing Activities	(69)	(378)

Cash (decrease) increase during the period	$6	$(274)

Net cash provided from operating activities was $94 million for the six months ended June 30, 2022 and was comprised of $68 million in earnings adjusted for non-cash charges and $26 million of cash provided from working capital.

Net cash used for investing activities was $19 million for the six months ended June 30, 2022 and primarily comprised capital expenditures related to investments in technology.

Net cash used for financing activities was $69 million for the six months ended June 30, 2022 and was driven mainly by $59 million of share repurchases.

Free Cash Flow was $75 million for the six months ended June 30, 2022.

Cash at June 30, 2022 was $269 million. Restricted net assets were $159 million and Unrestricted Cash was $109 million.

Available liquidity was $357 million at June 30, 2022, consisting of Unrestricted Cash and $248 million of available borrowing capacity under the revolving credit facility.

Third-Quarter 2022 Outlook

•

Revenue of $470 million to $480 million, reflecting an increase in direct-to-consumer and renewal revenue versus the prior year period that is partly offset by a decline in the real estate channel revenue.

•	Adjusted EBITDA(2) of $65 million to $75 million, a decline from the prior year period as a result of the accelerating inflationary cost trends and the impact of lower real estate channel revenue.

Updated Full-Year 2022 Outlook

•	Revenue range updated to $1.63 billion to $1.65 billion, or slightly higher than the prior year at the mid-point. Some of the key revenue assumptions include:

•	Upper-single digit revenue growth in the direct-to-consumer and renewal channels and a nearly 30 percent decline in real estate channel revenue; and

•

The consolidated revenue growth for the home service plan business is anticipated to be in the low single digits. Revenue growth is mostly driven by higher price and product mix while customer growth is expected to decline approximately five percent.

•

Gross profit margin range updated to 41 percent to 42 percent, driven primarily by the deteriorating macroeconomic conditions and the acceleration of inflationary cost pressures, that is partly offset by higher pricing and process improvement efforts.

•	SG&A range updated to $525 million to $535 million. This is a $30 million reduction from the original 2022 outlook as a result of meaningful cost reductions across the business.

•	Adjusted EBITDA(2) range updated to $170 million to $190 million.

•	While Frontdoor’s capital allocation strategy continues to prioritize share repurchases, the amount of share repurchases, if any, will depend on the macroeconomic environment and business performance.

•	Capital expenditures of $35 million to $45 million, primarily consisting of technology investments.

•	Annual effective tax rate of approximately 23 percent.

Second-Quarter 2022 Earnings Conference Call

Frontdoor has scheduled a conference call today, August 4, 2022, at 7:30 a.m. Central time (8:30 a.m. Eastern time). During the call, Bill Cobb, Chairman and Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss the company’s operational performance and financial results for second-quarter 2022 and respond to questions from the investment community. To participate on the conference call, interested parties should call 1-844-200-6205 (or international participants, 1-929-526-1599) and enter conference ID 108939. Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 60 days. To access the replay of this call, please call 1-866-813-9403 and enter conference ID 209670 (international participants: +44-204-525-0658, conference ID 209670).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as ProConnect, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,000 pre-qualified contractor firms that employ an estimated 60,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With 50 years of home services experience, the company responds to over four million service requests annually. For details, visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: changes in macroeconomic conditions, including inflation, global supply chain challenges and the persistence of the COVID-19 pandemic, especially as they may affect existing home sales, interest rates, consumer confidence or labor availability; changes in the source and intensity of competition in our market; the success of our business strategies; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; increases in parts, appliance and home system prices, and other operating costs; weakening general economic conditions; weather conditions and seasonality, which may be exacerbated by the physical impacts of climate change; our marketing efforts to increase sales may not be successful or cost-effective; our dependence on our real estate customer acquisition channel for a significant percentage of our sales; our ability to attract and retain key employees; lawsuits, enforcement actions and other claims by third parties or governmental authorities; increases in tariffs or changes to import/export regulations; cybersecurity breaches, disruptions or failures in our technology systems and our failure to protect the security of personal information about our customers; our dependence on labor availability, third-party vendors, including business process outsourcers, and third-party component suppliers; our ability to protect our intellectual property and other material proprietary rights; special risks applicable to operations outside the United States by us or our business process outsource providers; and the effects of our significant indebtedness. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2021 Annual Report on Form 10-K filed with the SEC as such factors may be further updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings per Share, and Unrestricted Cash.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2021 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2022 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this press release, are trademarks of Frontdoor, Inc. and its subsidiaries: Frontdoor®, American Home Shield®, HSA™, OneGuard®, Landmark Home Warranty®, ProConnect®, Streem® and the Frontdoor logo.

For further information, contact:
Investor Relations:	Media:
Matt Davis	Alison Bishop
901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.

(2)

A reconciliation of the forward-looking third-quarter and full-year 2022 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)

Revenue conversion includes the impact of the change in the number of home service plans as well as the impact of year-over-year price changes. The impact of the change in the number of home service plans considers the associated revenue on those plans less an estimate of contract claims costs based on margin experience in the prior year period.

(4)

Contracts claims costs includes the impact of changes in service request incidence, inflation and other drivers associated with the number of home service plans in the prior year period. The impact on contract claims costs resulting from year-over-year changes in the number of home service plans is included in revenue conversion above.

Frontdoor, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$487	$462	$838	$791
Cost of services rendered	276	221	483	402

Gross Profit	211	242	355	390
Selling and administrative expenses	140	136	266	254
Depreciation and amortization expense	8	9	17	19
Restructuring charges	12	1	12	2
Interest expense	7	12	14	25
Interest and net investment income	—	—	—	(1)
Loss on extinguishment of debt	—	30	—	31

Income before Income Taxes	43	54	46	60
Provision for income taxes	10	14	12	15

Net Income	$33	$40	$35	$45

Other Comprehensive Income, Net of Income Taxes:
Net unrealized gain on derivative instruments	4	—	17	7

Total Comprehensive Income	$37	$41	$52	$53

Earnings per Share:
Basic	$0.40	$0.47	$0.42	$0.53

Diluted	$0.40	$0.47	$0.42	$0.53

Weighted-average Common Shares Outstanding:
Basic	82.1	85.5	82.2	85.5
Diluted	82.2	86.0	82.4	86.0

Frontdoor, Inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of
	June 30,	December 31,
	2022	2021
Assets:
Current Assets:
Cash and cash equivalents	$269	$262
Receivables, less allowance of $3 and $2, respectively	6	7
Contract asset	12	—
Prepaid expenses and other assets	24	25

Total Current Assets	310	295

Other Assets:
Property and equipment, net	66	66
Goodwill	512	512
Intangible assets, net	155	159
Operating lease right-of-use assets	10	17
Deferred customer acquisition costs	18	16
Other assets	4	5

Total Assets	$1,076	$1,069

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$96	$66
Accrued liabilities:
Payroll and related expenses	18	24
Home service plan claims	124	88
Other	23	28
Deferred revenue	126	155
Current portion of long-term debt	17	17

Total Current Liabilities	404	378

Long-Term Debt	600	608
Other Long-Term Liabilities:
Deferred taxes	40	41
Operating lease liabilities	17	19
Other long-term obligations	9	21

Total Other Long-Term Liabilities	66	81

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 86,048,827 shares issued and 81,487,995 shares outstanding at June 30, 2022 and 85,798,765 shares issued and 83,232,481 shares outstanding as of December 31, 2021	1	1
Additional paid-in capital	80	70
Retained earnings	88	53
Accumulated other comprehensive loss	(1)	(18)
Less common stock held in treasury, at cost; 4,560,832 shares at June 30, 2022 and 2,566,284 shares as of December 31, 2021	(162)	(103)

Total Equity	6	2

Total Liabilities and Shareholders’ Equity	$1,076	$1,069

Frontdoor, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended June 30,
	2022	2021
Cash and Cash Equivalents at Beginning of Period	$262	$597
Cash Flows from Operating Activities:
Net Income	35	45
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	17	19
Deferred income tax provision	(6)	—
Stock-based compensation expense	12	13
Restructuring charges	12	2
Payments for restructuring charges	(1)	(1)
Loss on extinguishment of debt	—	31
Other	(1)	3
Change in working capital, net of acquisitions:
Receivables	1	—
Prepaid expenses and other current assets	(13)	(4)
Accounts payable	30	27
Deferred revenue	(30)	(25)
Accrued liabilities	29	14
Accrued interest payable	—	(9)
Current income taxes	9	5

Net Cash Provided from Operating Activities	94	119

Cash Flows from Investing Activities:
Purchases of property and equipment	(19)	(15)

Net Cash Used for Investing Activities	(19)	(15)

Cash Flows from Financing Activities:
Borrowings of debt, net of discount	—	638
Payments of debt and finance lease obligations	(8)	(985)
Debt issuance cost paid	—	(8)
Call premium paid on retired debt	—	(21)
Repurchase of common stock	(59)	—
Other financing activities	(2)	(2)

Net Cash Used for Financing Activities	(69)	(378)

Cash Decrease During the Period	6	(274)

Cash and Cash Equivalents at End of Period	$269	$323

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2022	2021	2022	2021
Net Income	$33	$40	$35	$45
Amortization expense	2	3	4	6
Restructuring charges	12	1	12	2
Loss on extinguishment of debt	—	30	—	31
Tax impact of adjustments	(4)	(9)	(4)	(10)

Adjusted Net Income	$44	$65	$47	$74

Adjusted Earnings per Share:
Basic	$0.53	$0.76	$0.57	$0.87
Diluted	$0.53	$0.76	$0.57	$0.86
Weighted-average common shares outstanding:
Basic	82.1	85.5	82.2	85.5
Diluted	82.2	86.0	82.4	86.0

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2021	2022	2021
Net Cash Provided from Operating Activities	$47	$67	$94	$119
Property Additions	(11)	(8)	(19)	(15)

Free Cash Flow	$36	$59	$75	$104

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2021	2022	2021
Net Income	$33	$40	$35	$45
Depreciation and amortization expense	8	9	17	19
Restructuring charges	12	1	12	2
Provision for income taxes	10	14	12	15
Non-cash stock-based compensation expense	6	8	12	13
Interest expense	7	12	14	25
Loss on extinguishment of debt	—	30	—	31

Adjusted EBITDA	$77	$114	$102	$150

Key Business Metrics

	As of June 30,
	2022	2021
Number of home service plans (in millions)	2.17	2.24
(Reduction) growth in number of home service plans	(3)%	3%
Customer retention rate(1)	74.4%	74.9%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.